Exhibit 11.2

Insider Trading Policy

Sify Technologies Limited

2nd Floor, TIDEL Park, 4, Rajiv Gandhi Salai,
Taramani, Chennai-600113

India

VERSION No. 2 Year 2026
COPYRIGHT © 2026, SIFY. ALL RIGHTS

A)   PURPOSE

The purpose of this Insider Trading Policy (“Policy”) is to promote compliance with securities law and to preserve the reputation and integrity of Sify Technologies Limited (the “Company”) and all persons affiliated with it. “Insider trading” occurs when any person purchases or sells a security while in possession of inside information relating to the security. “inside information” is information which is considered to be both “material” and “non-public.”

B)   APPLICABILITY OF POLICY

This Policy applies to all directors, officers, and employees of the Company. Individuals subject to this Policy are responsible for ensuring that their family members comply with this Policy. This Policy also applies to any entity controlled by individuals subject to the Policy, including any corporation, partnership or trust, and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the individual’s own account.

This Policy extends to all activities within and outside an individual’s duties to the Company. Unless the context otherwise requires, references to the “Company” in this Policy includes the Company and its subsidiaries. Every director, officer and employee must review this Policy. Questions regarding this Policy should be directed to the Group Chief Financial Officer at (91) 44-2254-0770.

C)   DEFINITIONS / EXPLANATIONS

Insider:

The concept of “insider” is broad. Any person who possesses material non-public information is considered an insider as to that information. Insiders include Company Directors, Officers, and any employe who has obtained material non-public information. The definition of an insider is transaction specific; that is, an individual is an insider with respect to each material non-public item of which he or she is aware.

Insider trading:

Insider trading refers to the purchase or sale of a security while in possession of “material,” “non-public” information relating to the security.

Material facts:

The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security or where the fact is likely to have a significant effect on the market price of the security.

Examples of material information include (but are not limited to) information concerning:

•                     dividends;

•                     corporate earnings or earnings forecasts;

•                     possible mergers or acquisitions;

•                     tender offers or dispositions;

•                     major new products or product developments;

•                     important business developments such as major contract awards or cancellations;

•                     developments regarding strategic collaborators or the status of regulatory submissions;

•                     management or control changes;

•                     significant litigation or regulatory actions;

•                     significant borrowing or financing developments including pending public sales or offerings of debt or equity securities;

•                     defaults on borrowings; bankruptcies; and

•                     any knowledge regarding a significant cybersecurity incident experienced by the Company.

The above list is only illustrative; many other types of information may be considered “material,” depending on the circumstances. The materiality of information is subject to reassessment on a regular basis.

VERSION No. 2 Year 2026
COPYRIGHT © 2026, SIFY. ALL RIGHTS

Non-public information:

Information is “non-public” if it has not been disclosed to the public generally. For information to be considered public, there should be some evidence that it has been widely disseminated and that the investing public had time to absorb the information. Information shall be considered non-public until after the second business day after the information is publicly released, such as by press release or widely circulated public disclosure documents filed with SEC.

Officer:

Officer shall mean Chief Executive Officer, Chief Financial Officer, Company Secretary, Business Heads, Financial Reporting function, MIS function and such other functions as may be designated by the Group Chief Financial Officer and includes those persons determined to be executive officers by the Company. Officers of the Company's parent(s) or subsidiaries shall be deemed officers of the Company.

Tipping:

No Insider of the Company shall disclose or pass on (“tip”) material non-public information to any other person, including a family member or friend, nor shall such person make recommendations or express opinions on the basis of material non-public information as to trading in the Company’s securities.

Securities:

“Securities” include not only shares, bonds, notes, and debentures, but also options, warrants, American Depositary Receipts and similar instruments.

D)   U.S. SECTION 16(a) REPORTING FOR FOREIGN PRIVATE ISSUERS (FPIs)

Effective March 18, 2026, directors and officers of the Company, as a foreign private issuer with equity securities listed on a U.S. national securities exchange, shall be subject to the beneficial ownership reporting requirements of Section 16(a) of the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Accordingly, each Director and certain executive officers of the Company shall be required to file reports with the U.S. Securities and Exchange Commission (“SEC”) disclosing beneficial ownership of, and transactions in, the Company’s equity securities, including reports on Form 3, Form 4 and Form 5, in accordance with applicable SEC rules, timelines and electronic filing requirements.

For the purpose of clarity:

(a)     Form 3 shall be filed to report initial beneficial ownership of the Company’s equity securities upon first becoming subject to Section 16(a), including as of March 18, 2026, or within the time period prescribed by applicable SEC rules;

(b)    Form 4 shall be filed to report changes in beneficial ownership resulting from transactions in the Company’s equity securities, within the time period prescribed by applicable SEC rules (generally two business days following the date of execution of the transaction);

(c)     Form 5, if applicable, shall be filed to report certain transactions or holdings not previously reported on Form 4, within the time period prescribed by applicable SEC rules.

For the avoidance of doubt, beneficial owners of more than ten percent (10%) of the Company’s equity securities who are not also directors or officers are generally not subject to Section 16(a) reporting obligations under U.S. law for foreign private issuers. Directors and executive officers will receive a separate notice summarizing the obligations and restrictions of Section 16 reporting periodically.

VERSION No. 2 Year 2026
COPYRIGHT © 2026, SIFY. ALL RIGHTS

E)   GUIDELINES TO PROHIBIT INSIDER TRADING

No Insider shall purchase or sell any type of security while in possession of material, non-public information relating to the security, whether the issuer of such security is the Company or any other company. Additionally, no Insider shall purchase or sell any security of the Company during the period beginning the last day of the financial quarter and continue until two days after the announcement of the results for such quarter or during any other trading suspension period declared by the Company.

These prohibitions do not apply to:

•                     purchases of the Company’s securities from the Company or sales of the Company’s securities to the Company;

•                     exercises of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards, that in each case do not involve a market sale of the Company’s securities (the “cashless exercise” of a Company stock option through a broker does involve a market sale of the Company’s securities, and therefore would not qualify under this exception);

•                     bonafide gifts of the Company’s securities; or

•                     purchases or sales of the Company’s securities made pursuant to any binding contract, specific instruction or written plan entered into while the purchaser or seller, as applicable, was unaware of any material, non-public information and which contract, instruction or plan (i) meets all requirements of the affirmative defense provided by Rule 10b5-1 (“Rule10b5-1”) promulgated under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) was pre-cleared in advance pursuant to this Policy and (iii) has not been amended or modified in any respect after such initial pre-clearance without such amendment or modification being pre-cleared in advance pursuant to this Policy.

No Insider shall directly or indirectly communicate (or tip) material, non-public information to anyone outside the Company under any circumstances (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information), or to anyone within the Company other than on a need-to-know basis.

F)   U.S. INSIDER REPORTING COMPLIANCE:

In addition to the trading restrictions set out in this Policy, Directors and executive Officers of the Company shall comply with applicable U.S. SEC insider reporting obligations under Section 16(a) of the U.S. Securities Exchange Act of 1934, including timely filing of Forms 3, 4 and 5 in respect of transactions in the Company’s equity securities.

Compliance with Section 16(a) reporting requirements is separate from and in addition to compliance with blackout periods, pre-clearance requirements and other restrictions under this Policy.

G)   PROCEDURE TO PREVENT INSIDER TRADING

Pre-Clearance of Trades:

Directors and Officers must pre-clear all trades in the Company’s stock at all times, with the Company’s Group Chief Financial Officer. If you receive clearance for trades, you must complete your purchase or sale within 72 hours of receipt of the clearance.

Coordination with U.S. SEC Filings:

Directors and executive officers shall ensure that any trade in the Company’s securities that is subject to pre-clearance under this Policy is also reviewed for U.S. SEC Section 16(a) reporting purposes.

Directors and executive officers must coordinate with the Company’s Group Chief Financial Officer and/or designated compliance or legal personnel to facilitate the timely preparation and filing of Forms 3, 4 or 5, as applicable, with the U.S. Securities and Exchange Commission.

VERSION No. 2 Year 2026
COPYRIGHT © 2026, SIFY. ALL RIGHTS

Blackout Period:

Additionally, no Insider shall purchase or sell any security of the Company during the period beginning the last day of the financial quarter and continue until two days after the announcement of the results or during any other trading suspension period declared by the Company except for the non-applicability provisions as illustrated above in guidelines for prohibition of insider trading.

Exception to Blackout Period:

Exceptions to the Blackout period may be approved only by the Group Chief Financial Officer or, in the case of exceptions for directors, the Board of Directors.

Post-Termination Transactions:

Except for pre-clearance requirement, this Policy continues to apply to transactions in the Company’s securities even after termination of service with the Company. If an individual is in possession of material, non-public information when his or her service terminates, that individual may not trade in the Company’s securities until that information has become public or is no longer material.

Termination of service with the Company shall not relieve a former Director or Officer from any continuing or residual reporting obligations under Section 16(a) of the U.S. Securities Exchange Act of 1934 with respect to transactions that occurred during, or in connection with, his or her period of service with the Company.

H)   ADDITIONAL PROHIBITIONS

Short sales:

No Insider may engage in short sales of Company securities. A short sale is the sale of a security that the seller does not own at the time of the trade.

Publicly Traded Options:

A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that the Insider is trading based on inside information. Transactions in options also may focus the trader’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls, or other derivative securities, on an exchange or in any other organized market, are prohibited.

Hedging Transactions:

No Insider may engage in transactions in puts, calls or other derivative instruments that relate to or involve Company securities. Such transactions are, in effect, bets on short-term movements in the Company’s stock price and therefore create the appearance that the transaction is based on non-public information.

Pledging or trading on margin:

No Insider may hold Company securities in a margin account or pledge (or hypothecate) Company securities as collateral for a loan. Margin sales or foreclosure sales may occur at a time when the insider is aware of material non-public information or otherwise is not permitted to trade in Company securities.

Trading in securities of other companies:

No Insider may, while in possession of material non-public information about any other public company gained in the course of employment with the Company, (a) trade in the securities of the other public company, (b) “tip” or disclose such material non-public information concerning that company to anyone, or (c) give trading advice of any kind to anyone concerning the other public company.

VERSION No. 2 Year 2026
COPYRIGHT © 2026, SIFY. ALL RIGHTS

Derivative Transactions and U.S. Reporting:

To the extent any transaction in derivative securities, equity-linked instruments or similar arrangements relating to the Company’s securities would otherwise be reportable under Section 16(a) of the U.S. Securities Exchange Act of 1934, such transaction shall remain prohibited except as expressly permitted under this Policy and applicable law, and shall be subject to applicable U.S. SEC reporting requirements.

I)   PRE-ARRANGED TRADING PLANS

Overview:

Under Rule 10b5-1 of the Securities Exchange Act of 1934, an individual has an affirmative defense against an allegation of insider trading if he or she demonstrates that the purchase, sale or trade in question took place pursuant to a binding contract, specific instruction or written plan that was put into place before he or she became aware of material non-public information. Such contracts, irrevocable instructions and plans are commonly referred to as Rule 10b5-1 plan.

In order to take advantage of these defenses:

•                      First, the trading plan must be adopted in good faith, or take effect, when the trader is not aware of any material non-public information about the Company.

•                      Second, the plan must either (1) expressly specify the amount, price, and date of trades; (2) provide a written formula or algorithm, or computer program, for determining amounts, prices, and dates; or (3) give all discretion regarding the power to execute securities transactions pursuant to the plan to a third party who does not possess material nonpublic information.

•                      Third, the trader must demonstrate that the purchase or sale that occurred was pursuant to the plan. A purchase or sale would not be pursuant to the plan if, among other things, the trader altered or deviated from the plan or entered into or altered a corresponding or hedging transaction or position with respect to those securities.

Rule 10b5-1 plans have the obvious advantage of protecting against insider trading liability. However, they also require advance commitments regarding the amounts, prices and timing of purchases or sales of Company securities and thus limit flexibility and discretion. In addition, once a Rule 10b5-1 plan has been adopted, it is generally not permissible to amend or modify such plan.

Pre-requisites:

Prior approval:

All trading plans must be reviewed and approved by the Group Chief Financial Officer before they are implemented.

Material non-public information:

An insider may enter into a trading plan only when he or she is not in possession of material, non-public information, and only when the trading window period is open. Trading Window period is a period other than the Blackout period.

VERSION No. 2 Year 2026
COPYRIGHT © 2026, SIFY. ALL RIGHTS

Cooling-off period:

There is a minimum “cooling-off period” between the date a new Rule 10b5-1 Plan is adopted or modified and when trading under the plan commences.

•                     Directors and Officers:

The applicable cooling-off period is the later of (i) 90 days after the adoption or modification of the trading plan or (ii) two business days following the disclosure of financial results in Form 20- F or Form 6-K for the fiscal quarter in which the plan was adopted or modified (subject to a maximum of 120 days after adoption of the plan).

•                     Persons other than Directors and Officers:

The applicable cooling-off period is 30 days after the adoption or modification of the trading plan.

Plan termination or cancellation:

•                     Plan termination:

Any Director or Officer who wishes to implement, amend or terminate a qualified Rule 10b5-1 plan must first have the plan (or any amendment or proposal to terminate) pre-approved by the Group Chief Financial Officer. Further, any modification or change to the amount, price, or timing of the purchase or sale of the securities (or a modification or change to a written formula or algorithm, or computer program that affects the amount, price, or timing of the purchase or sale of the securities) underlying a trading plan is a termination of such plan and the adoption of a new plan which triggers a new cooling-off period.

•                     Cancellation / suspension:

Once a Rule 10b5-1 plan is implemented, a Director or Officer may not suspend or cancel the plan without the Group Chief Financial Officer’s approval.

No overlapping plans:

An Insider is prohibited from having more than one Rule 10b5-1 Plan for open market purchases or sales of securities of the Company.

Restrictions on Single Trade Plans:

An Insider may not have more than one single-trade Rule 10b5-1 Plan during any 12-month period.

Directors and Officers Certification:

Each director and officer who adopts a Rule 10b5-1 plan to include a representation in the plan certifying that at the time of the adoption of a new or modified Rule 10b5-1 plan that:

(i)                  he or she is not aware of any material non-public information about the issuer or securities; and

(ii)                he or she is adopting the Rule 10b5-1 plan in good faith and not as a plan or scheme to evade the prohibitions of Rule 10b-5.

J)   RULE 10b5-1 PLANS AND SECTION 16(a) REPORTING

Rule 10b5-1 trading plans adopted by Directors and Officers must be structured and administered so as to permit compliance with Section 16(a) reporting requirements, including the timely filing of Form 4 for transactions executed pursuant to such plans.

The adoption, modification, termination or suspension of a Rule 10b5-1 plan by a Director or Officer may itself be subject to disclosure or reporting obligations under applicable U.S. securities laws.

VERSION No. 2 Year 2026
COPYRIGHT © 2026, SIFY. ALL RIGHTS